Exhibit 10.11

EXCHANGE AND REORGANIZATION AGREEMENT

This EXCHANGE AND REORGANIZATION AGREEMENT (this “Agreement”), dated as of November 14, 2024, is entered into by and among Callan JMB Inc., a Nevada corporation (the “Company”), and the sole stockholders of the Company as listed on Schedule A hereto (each a “Stockholder,” and collectively, the “Stockholders”). Each of the Stockholders, and the Company is a “party” to this Agreement, and one of more of them are the “parties” hereto as the context may require.

RECITALS:

A. The Stockholders currently own 100% of the outstanding capital stock of the Company as listed on Schedule A hereto.

B. The Company was formed for the purpose of reorganizing its and its subsidiaries structure, and the Stockholders were issued 100% of the Company’s common stock, par value $0.001 per share (the “Common Stock”) of the Company pursuant to the Reorganization Agreement and Plan of Share Exchange, dated February 2, 2024 by and among Coldchain Technology Services, LLC, (“CTS”), Callan JMB Inc., and the members of CTS.

C. The Board of Directors of the Company, and the Stockholders, have each deemed it advisable and in the best interests of the Company to effect a reduction in the number of shares of Common Stock outstanding and unanimously recommend and approve restructuring the Common Stock pursuant to this Agreement.

In consideration of the mutual agreements and promises set forth herein, the Company, and the Stockholders hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange (as defined below) and the mode of carrying it into effect as follows:

ARTICLE I

TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange.

(a) On the Effective Date (as hereinafter defined), one hundred percent (100%) of the outstanding Common Stock, as identified on Schedule A, shall be automatically converted into and exchanged for, without any further action on the part of the Stockholders, into a total of three million (3,000,000) shares of the Company’s Common Stock, at a ratio of 0.6 share of Common Stock for each 1 (one) share of pre-conversion Common Stock, pursuant to a statutory share exchange under Nevada law (Nevada Revised Statutes (“NRS”) Section 92A.110, et seq.) and with the effect of NRS Section 92A.250 (the “Share Exchange”). As a result of the Share Exchange each Stockholder shall own, control and receive the number of shares of the Company’s Common Stock set forth on Schedule A hereto.

(b) As of the Effective Date, as a result of the Share Exchange, Company will have an aggregate of three million (3,000,000) shares of its Common Stock issued and outstanding and all such shares shall be owned and held of record by the Stockholders.

1.2 Company’s Common Stock Certificates. On the Effective Date, the Company shall replace and issue and deliver that number of shares of Common Stock to each Stockholder as set forth on Schedule A, in certificated form or book entry in accordance with Company standard practice.

1.3 Sole Rights. On the Effective Date, the Stockholders who held any certificate or book entry that formerly represented shareholding interests in the Company outstanding prior to the Effective Date shall cease to have any rights with respect to said shareholding interests, and their sole rights shall have been ultimately converted by the Share Exchange effected hereby.

1

ARTICLE II

EFFECTIVE DATE OF SHARE EXCHANGE

3.1 Effectiveness. Upon satisfaction of the requirements of applicable law, the Share Exchange shall become effective as of the date hereof (the “Effective Date”) and the Company shall promptly cause to be filed with the Secretary of State of the State of Nevada Articles of Exchange evidencing the Share Exchange. The rights of all parties resulting from the Share Exchange shall be determined as of the Effective Date.

ARTICLE IV

MISCELLANEOUS

4.1 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, but only by an amendment in writing.

4. Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to its conflicts of law’s provisions.

4.4 Costs and Expenses. The Company shall pay all costs and expenses incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereunder.

4.5 Recitals. The Recitals shall be incorporated into the body of this Agreement.

4.6 Severability. Any provision hereof prohibited by, or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

4.7 Entire Agreement. This Agreement represents the entire agreement among the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made among the parties hereto are merged in this Agreement, which shall be the sole expression of the agreement of the parties respecting the Share Exchange. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations and promises of the other parties hereto that are contained herein and has not relied on the oral statements of any other party or its representatives.

4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument. Electronic or pdf copies of the whole Agreement shall be deemed to be the same as an original for all purposes.

4.9 Assignment; Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns but shall not be assigned by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

4.10 Non-Survival. The representations, covenants and agreements of the parties contained in this Agreement shall terminate on the Effective Date.

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Callan JMB Inc.

By:	/s/ Wayne Williams
Wayne Williams
Chief Executive Officer

[Company Signature Page]

3

[Stockholders Signature Page]

IN WITNESS WHEREOF, each Stockholder has duly executed this Agreement as of the date first above written.

Wayne Williams

By:	/s/ Wayne Williams

Dr. David Croyle

By:	/s/ David J. Croyle

4

SCHEDULE A

		Shares of Common Stock of Callan JMB Inc. to be Exchanged and Converted Pursuant to the Restructuring and Exchange Contemplated by this Agreement		Shares of Common Stock of Callan JMB Inc. Held Post-Exchange Pursuant to the Restructuring and Exchange Contemplated by this Agreement
#	Stockholder	Shares	Ownership %	Shares	Ownership %
1	Wayne Williams	3,750,000	75	2,250,000	75
2	David J. Croyle	1,250,000	25	750,000	25

5